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                                                                   EXHIBIT 10.30

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement"), dated as of October 25, 2004 (the "Effective Date"), among Medical Properties Trust, Inc. (the "REIT"), MPT Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") (the REIT and the Operating Partnership being herein referred to collectively as the "Company"), and Michael G. Stewart (the "Employee"):

     WHEREAS, the REIT is a limited partner and, through its wholly-owned limited liability company, Medical Properties Trust, LLC (the "LLC"), is the sole general partner of the Operating Partnership;

     WHEREAS, the Employee has experience serving as general counsel for healthcare companies; and

     WHEREAS, the Company desires to employ the Employee and the Employee desires to accept such employment, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the Company and the Employee, in consideration of the respective covenants set out below, hereby agree as follows:

     1. EMPLOYMENT.

          (a) POSITION. The Company hereby employs the Employee, as an at-will employee, to serve as the Company's general counsel.

          (b) DUTIES. During the term of his employment hereunder, the Employee shall report to the Chief Executive Officer of the Company and his principal employment duties and responsibilities shall be those duties and responsibilities customary for the position of general counsel, along with such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to the Employee.

          (c) EXTENT OF SERVICES. Except for illnesses and vacation periods, during the term of his employment hereunder, the Employee shall devote substantially all of his business time and attention and his good faith reasonable efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Employee (i) may make any passive investment where he is not obligated or required to, and shall not in fact, devote any material managerial efforts, (ii) may participate in charitable, academic or community activities, and in trade or professional organizations, and (iii) may hold directorships in other companies consistent with the Company's conflict of interest policies and corporate governance guidelines as in effect from time to time.

     2. AT WILL EMPLOYMENT. The employment of the Employee hereunder is "at will" and may be terminated by either party, with or without cause, immediately upon notice to the other party.
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     3. BASE SALARY. During the term of his employment hereunder, the Company shall pay the Employee a Base Salary that shall be payable in periodic installments according to the Company's normal payroll practices, but no less frequently than monthly. The initial Base Salary shall be Two Hundred Twenty-Five Thousand Dollars ($225,000) per year and may be increased from time to time by agreement of the parties, provided that the Base Salary will be increased at a minimum by a positive amount equal to the Base Salary in effect on January 1 of the previous year multiplied by the percentage increase in the Consumer Price Index for such previous year. The amount of increase shall be determined before March 31 of each year and shall be retroactive to January 1 of such year. The Base Salary, including increases, shall not be decreased during the term of employment. For purposes of this Agreement, the term "Base Salary" shall mean the amount established and adjusted from time to time pursuant to this Section 3.

     4. INCENTIVE AWARDS: ANNUAL INCENTIVE BONUS. The Employee shall be entitled to receive an annual cash incentive bonus for each fiscal year of the Company during the term of his employment hereunder consistent with such bonus policy as may be adopted by the Board of Directors (the "Board") or its Compensation Committee (the "Bonus Policy") in an amount of not less than 40% of the Employee's Base Salary (the "Minimum Bonus"), or more than 100% of the Employee's Base Salary unless in the opinion of the Compensation Committee, the Employee deserves a higher amount (the "Maximum Bonus"). If the Employee or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Policy for a fiscal year, the Employee shall receive an annual incentive bonus (the "Incentive Bonus"), consistent with the provisions relating to the Minimum Bonus and the Maximum Bonus, in an amount determined by the Compensation Committee and subject to ratification by the Board, if required. If the Employee or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Policy for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to the Employee for that year other than the Minimum Bonus, subject to ratification by the Board, if required. Beginning January 1, 2005, the Bonus Policy shall contain both individual and group goals.

     5. BENEFITS. During the term of his employment hereunder, the Employee shall be entitled to the following benefits:

          (a) VACATION. The Employee shall be entitled to three (3) weeks of vacation per full calendar year. Any accrued but unused vacation time may be taken by the Employee during the first quarter of the following year.

          (b) SICK AND PERSONAL DAYS. The Employee shall be entitled to sick and personal days on an as-needed basis.

          (c) EMPLOYEE BENEFITS.

               (i) The Employee and his spouse and eligible dependents, if any, and their respective designated beneficiaries, where applicable, will be eligible for and entitled to participate, at the Company's expense, in any Company-sponsored employee benefit plans, including, but not limited to, benefits such as group health, dental, accident, disability insurance and group life insurance as such benefits may be offered from time to time, in each case subject


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to the eligibility requirements under the terms of the applicable benefit plan.
In addition, Employee shall be entitled to participate, on the same basis as other employees of the Company, in any 401(k) or other retirement plan sponsored by the Company.

          (d) OTHER BENEFITS.

               (i) CAR ALLOWANCE. In lieu of mileage reimbursement and repairs and maintenance expense, the Company shall pay the Employee a monthly car allowance of Seven Hundred Fifty Dollars ($750).

               (ii) LIFE INSURANCE. The Company will reimburse the Employee an amount of up to Ten Thousand Dollars ($10,000) per calendar year for premiums on life insurance policies for his benefit and beneficiaries of his choosing. Such amount shall increase on January 1st of each year under the term hereof by multiplying by the percentage increase in the Consumer Price Index for the previous year. The amount shall be paid by the Company promptly upon presentation by the Employee of evidence of the premium payments. The amount of such premium reimbursement paid by the Company shall be imputed as income to the Employee, and the Company will pay to the Employee such additional amount as necessary to pay any federal, state or local tax liability with respect to such imputed income.

               (iii) EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Employee shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company's policy as in effect from time to time, including, without limitation, telephone, travel and entertainment expenses incurred by the Employee in connection with the business of the Company, promptly upon the presentation by the Employee of appropriate documentation. The Employee shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Employee's position and adequate for the performance of the Employee's duties.

     6. EFFECTS OF TERMINATION. Upon any termination of the Employee's employment hereunder, the Company shall pay any Base Salary, Incentive Bonus, expense reimbursements and other compensation-related payments that are payable as of the effective date of the termination of his employment, including pay in lieu of accrued, but unused, vacation. Immediately upon the Employee terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Employee will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions.

     7. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term "Confidential Information" as used in this Agreement shall mean all proprietary information relating to the Company's business, including, without limitation, proprietary information regarding tenants, acquisition policies, methods of operation, Company programs, profits, costs, markets, key personnel, technical processes and trade secrets, as such information may exist from time to time, which the Employee acquired or obtained by virtue of work performed for the Company, or which the Employee may acquire or may have acquired knowledge of during the performance of said work. The Employee shall not, during the Term and for a period of three (3)


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years thereafter, (i) disclose any part of the Confidential Information to any person, firm, corporation, association, or any other entity, or (ii) use any part of the Confidential Information, for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, or as otherwise required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Employee shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Employee, the Employee shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not retain any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

     In the event that the Employee receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Employee agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof the Employee shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Employee not permitted by this Agreement.

     8. NON-COMPETITION AND NONSOLICITATION. During the Term and for a period of eighteen (18) calendar months after the termination of the Employee's employment (the "Non-Compete Period"), the Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise involving the ownership, leasing or management of healthcare real estate (it being understood that engaging in the activity of operating a healthcare operating company which owns its own healthcare real estate is not so prohibited and that serving as general counsel for any entity is not so prohibited), or (b) without the prior consent of the Company, solicit the employment of, or assist others in soliciting the employment of, any individual employed by the Company (other than the Employee's personal assistant or Employee's secretary) at any time while the Employee was also so employed.

     Nothing in this Section 8 shall prohibit Employee from making any passive investment in a public company, where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.

     The Employee agrees that the restraints imposed upon him pursuant to this
Section 8 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision


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of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     9. INTELLECTUAL PROPERTY. During the Term, the Employee shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever ("Intellectual Property"), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Employee during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Employee agrees, at the Company's expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

     10. DISPUTES.

          (a) EQUITABLE RELIEF. The Employee acknowledges and agrees that, upon any breach by the Employee of his obligations under Sections 7, 8, or 9 hereof, the Company will have no adequate remedy at law and, accordingly, will be entitled to specific performance and other appropriate injunctive and equitable relief in addition to any other remedy available, without the necessity of showing actual damages or furnishing a bond or other security.

     11. COOPERATION IN FUTURE MATTERS. The Employee hereby agrees that, for a period of eighteen (18) months following his termination of employment, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Employee's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Employee's other commitments, and the Employee shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Employee shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Employee would conflict with his rights under or ability to enforce this Agreement.


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     12. GENERAL.

          (a) NOTICES. All notices and other communications hereunder shall be in writing or and shall be deemed to have been duly given when delivered personally or, if sent by United States mail, when deposited in the United States mail, by registered or certified mail, return receipt requested, and addressed to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 12(a).

     If to the Company, to:   Medical Properties Trust, Inc.
                              1000 Urban Center Drive
                              Suite 501
                              Birmingham, Alabama 35242

     If to Employee, at his last residence shown on the records of the Company.

          (b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

          (e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company's successor and assigns and the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Employee, it being understood and agreed that this is a contract for the Employee's personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company's business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

          (f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether


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written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Employee and a duly authorized representative of the Company (other than the Employee).

          (g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

          (h) CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

          (i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Employee's death shall be paid to the Employee's designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Employee may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Employee or the Employee fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Employee, and otherwise to his estate.

          (j) CONSULTATION WITH COUNSEL. The Employee acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Employee concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

          (k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

          (l) CONSUMER PRICE INDEX. For purposes of this Agreement, the terms "Consumer Price Index" or "CPI" refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100). If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.


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          (m) SURVIVAL. The provisions of Sections 6, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OPERATING PARTNERSHIP:                  EMPLOYEE:

MPT OPERATING PARTNERSHIP, L.P.


By: /s/ Edward K. Aldag, Jr.            /s/ Michael G. Stewart
    ---------------------------------   ----------------------------------------
Name: Edward K. Aldag, Jr.              Michael G. Stewart
Title: President and CEO
Dated: December 17, 2004

REIT:


MEDICAL PROPERTIES TRUST, INC.


By: /s/ Edward K. Aldag, Jr.
    ---------------------------------
Name: Edward K. Aldag, Jr.
Title: President and CEO
Dated: December 17, 2004


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